Exhibit 4.1

DOMINO’S PIZZA MASTER ISSUER LLC,

DOMINO’S PIZZA DISTRIBUTION LLC,

DOMINO’S IP HOLDER LLC and

DOMINO’S SPV CANADIAN HOLDING COMPANY INC.

each as Co-Issuer

and

CITIBANK, N.A.,

as Trustee and Securities Intermediary

FOURTH SUPPLEMENT

Dated as of July 24, 2017

to the

AMENDED AND RESTATED BASE INDENTURE

Dated as of March 15, 2012

Asset Backed Notes

(Issuable in Series)

FOURTH SUPPLEMENT TO AMENDED AND RESTATED BASE INDENTURE

FOURTH SUPPLEMENT, dated as of July 24, 2017 (this “Fourth Supplement”), to the Amended and Restated Base Indenture, dated as of March 15, 2012 (the “Amended and Restated Base Indenture”), by and among DOMINO’S PIZZA MASTER ISSUER LLC, a Delaware limited liability company (the “Master Issuer”), DOMINO’S PIZZA DISTRIBUTION LLC, a Delaware limited liability company (the “Domestic Distributor”), DOMINO’S SPV CANADIAN HOLDING COMPANY INC., a Delaware corporation (the “SPV Canadian Holdco”), DOMINO’S IP HOLDER LLC, a Delaware limited liability company (the “IP Holder” and together with the Master Issuer, the Domestic Distributor and the SPV Canadian Holdco, collectively, the “Co-Issuers” and each, a “Co-Issuer”), and CITIBANK, N.A., a national banking association, as trustee (in such capacity, the “Trustee”), and as securities intermediary.

W I T N E S S E T H:

WHEREAS, the Co-Issuers and the Trustee entered into the Amended and Restated Base Indenture (as amended by the First Supplement to Amended and Restated Base Indenture, dated as of September 16, 2013, the Second Supplement to Amended and Restated Base Indenture, dated as of October 21, 2015, and the Third Supplement to Amended and Restated Base Indenture, dated as of October 21, 2015, the “Base Indenture”);

WHEREAS, Section 13.2(a) of the Base Indenture provides, among other things, that the Co-Issuers and the Trustee, with the consent of the Control Party (at the direction of the Controlling Class Representative), may at any time, and from time to time, make amendments, waivers and other modifications to the Base Indenture;

WHEREAS, the Co-Issuers have duly authorized the execution and delivery of this Fourth Supplement;

WHEREAS, the Control Party is willing to provide its written consent (in accordance with the terms and conditions of the Base Indenture) to the execution of this Fourth Supplement; and

WHEREAS, the Co-Issuers and the Trustee wish to amend the Base Indenture as set forth herein.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

Unless otherwise defined herein, capitalized terms used herein (including the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Definitions List attached to the Base Indenture as Annex A (as such Definitions List may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Base Indenture (the “Base Indenture Definitions List”)).

SECTION 2

AMENDMENTS

Section 2.1 Definitions.

(a) The Base Indenture Definitions List is hereby amended by inserting the following definitions in the Base Indenture Definitions List in accordance with alphabetical order:

“Additional Class A-1 Senior Notes” means, with respect to any Series of Notes, additional Class A-1 Senior Notes issued after the Series Closing Date of such Series in accordance with Section 2.3 of the Base Indenture.

“Additional Issuance Date” means, with respect to any Class A-1 Senior Notes issued after their related Series Closing Date, the date of issuance of such Class A-1 Senior Notes.

(b) The definition of “Class A-1 Senior Notes Maximum Principal Amount” in the Base Indenture Definitions List is hereby replaced with the following definition:

“Class A-1 Senior Notes Maximum Principal Amount” means, with respect to all Series of Class A-1 Senior Notes Outstanding as of any date of determination, the aggregate Commitment Amounts as of such date of determination.

(c) The definition of “New Series Pro Forma Quarterly DSCR” in the Base Indenture Definitions List is hereby amended by inserting the double underlined text in the following paragraph:

“New Series Pro Forma Quarterly DSCR” means, at any time of determination and with respect to the issuance of any additional Series of Notes or the issuance of any Additional Class A-1 Senior Notes, the ratio calculated by dividing (a) the Adjusted Net Cash Flow over the immediately preceding Quarterly Collection Period over (b) the Debt Service for the related Quarterly Payment Date, in each case on a pro forma basis, calculated as if (i) such additional Series of Notes or Additional Class A-1 Senior Notes had been outstanding and any assets acquired with the proceeds of such additional Series of Notes or Additional Class A-1 Senior Notes had been acquired at the commencement of such period and (ii) any Notes that have been paid, prepaid or repurchased and cancelled during such period, or any Notes that will be paid, prepaid or repurchased and cancelled using the proceeds of such issuance, were so paid, prepaid or repurchased and cancelled as of the commencement of such period.

Section 2.2 Notes Issuable in Series (Section 2.2 of the Base Indenture). The following Sections 2.2(e) and (f) are hereby inserted after Section 2.2(d) of the Base Indenture:

(e) In addition to the Class A-1 Senior Notes issued on a Series Closing Date, so long as each of the certifications described in clause (v) below are true and correct as of the applicable Additional Issuance Date, Additional Class A-1 Senior Notes of a Series may from time to time be executed by the Co-Issuers and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon the receipt by the Trustee of a Company Request at least five (5) Business Days in advance of the related Additional Issuance Date (which Company request will be revocable by the Co-Issuers upon notice to the Trustee no later than 5:00 p.m. (New York City time) two Business Days prior to the related Additional Issuance Date) and upon performance or delivery by the Co-Issuers to the Trustee and the Control Party, and receipt by the Trustee and the Control Party, of the following:

(i) a Company Order authorizing and directing the authentication and delivery of the Additional Class A-1 Senior Notes and the initial Principal Amount of such Additional Class A-1 Senior Notes;

(ii) written confirmation from either the Manager or the Master Issuer that the Rating Agency Condition with respect to each Series of Notes Outstanding has been satisfied with respect to such issuance;

(iii) any related Enhancement Agreement entered into in connection with such issuance and executed by each of the parties thereto in compliance with Section 8.32;

(iv) any related Series Hedge Agreement entered into in connection with such issuance and executed by each of the parties thereto in compliance with Section 8.33;

(v) one or more Officer’s Certificates, each executed by an Authorized Officer of each Co-Issuer, dated as of the applicable Additional Issuance Date to the effect that:

(A) the Senior ABS Leverage Ratio as of the applicable Additional Issuance Date is less than or equal to 6.5x after giving effect to the issuance of the Additional Class A-1 Senior Notes (assuming all available amounts have been drawn under the Variable Funding Note Purchase Agreement);

(B) the Holdco Leverage Ratio is less than or equal to 7.0x after giving effect to the issuance of the Additional Class A-1 Senior Notes (assuming all available amounts have been drawn under the Variable Funding Note Purchase Agreement);

(C) no Potential Rapid Amortization Event, Rapid Amortization Event, Default or Event of Default has occurred and is continuing or will occur as a result of the issuance of the Additional Class A-1 Senior Notes;

(D) all representations and warranties of the Co-Issuers in the Base Indenture and the other Related Documents are true and correct, and will continue to be true and correct after giving effect to such issuance on the Additional Issuance Date, in all material respects (other than any representation or warranty that, by its terms, is made only as of an earlier date);

(E) no Cash Trapping Period is in effect or will commence as a result of the issuance of the Additional Class A-1 Senior Notes;

(F) the New Series Pro Forma Quarterly DSCR is greater than or equal to 2.0x;

(G) no Manager Termination Event or Potential Manager Termination Event has occurred and is continuing or will occur as a result of such issuance;

(H) the proposed issuance does not alter or change the terms of any Series of Notes Outstanding or the Series Supplement relating thereto without such consents as are required under this Base Indenture, the applicable Series Supplement or the applicable Variable Funding Note Purchase Agreement;

(I) all costs, fees and expenses with respect to the issuance of the Additional Class A-1 Senior Notes or relating to the actions taken in connection with such issuance that are required to be paid on the applicable Additional Issuance Date have been paid or will be paid from the proceeds of issuance of the Additional Class A-1 Senior Notes;

(J) all conditions precedent with respect to the authentication and delivery of such Additional Class A-1 Senior Notes provided in this Base Indenture, the related Series Supplement and the related Variable Funding Note Purchase Agreement and any other related note purchase agreement executed in connection with the issuance of such Additional Class A-1 Senior Notes have been satisfied or waived;

(K) the Global G&C Agreement is in full force and effect as to such Additional Class A-1 Senior Notes;

(L) each of the parties to the Related Documents with respect to the Additional Class A-1 Senior Notes has covenanted and agreed in the Related Documents that, prior to the date which is one year and one day after the payment in full of the latest maturing Note, it will not institute against, or join with any other Person in instituting, against any Securitization Entity, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law;

(vi) a Tax Opinion dated the applicable Additional Issuance Date;

(vii) one or more Opinions of Counsel, subject to the assumptions and qualifications stated therein, and in a form reasonably acceptable to the Control Party, dated the applicable Additional Issuance Date, substantially to the effect that:

(A) all of the instruments described in this Section 2.2(e) furnished to the Trustee and the Control Party conform to the requirements of this Base Indenture, the related Series Supplement and the related Variable Funding Note Purchase Agreement, and the Additional Class A-1 Senior Notes are permitted to be authenticated by the Trustee pursuant to the terms of this Base Indenture and the related Series Supplement;

(B) such Additional Class A-1 Senior Notes have been duly authorized by the Co-Issuers, and, when such Notes have been duly authenticated and delivered by the Trustee, such Notes will be legal, valid and binding obligations of each of the Co-Issuers, enforceable against each of the Co-Issuers in accordance with their terms;

(C) none of the Securitization Entities is required to be registered under the Investment Company Act;

(D) neither the execution and delivery by the Co-Issuers of such Additional Class A-1 Senior Notes nor the performance by the Co-Issuers of their obligations under each of the Additional Class A-1 Senior Notes: (i) conflicts with the Charter Documents of the Co-Issuers, (ii) constitutes a violation of, or a default under, any material agreement to which any of the Co-Issuers is a party (as set forth in a schedule to such opinion), or (iii) contravenes any order or decree that is applicable to any of the Co-Issuers (as set forth in a schedule to such opinion);

(E) neither the execution and delivery by the Co-Issuers of such Additional Class A-1 Senior Notes nor the performance by the Co-Issuers of their payment obligations under each of such Additional Class A-1 Senior Notes: (i) violates any law, rule or regulation of any relevant jurisdiction, or (ii) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any relevant jurisdiction except for those consents, approvals, licenses and authorizations already obtained and those filings, recordings and registrations already made;

(F) there is no action, proceeding, or investigation pending or threatened against Holdco or any of its Subsidiaries before any court or administrative agency that may reasonably be expected to have a material adverse effect on the business or assets of the Securitization Entities;

(G) unless such Additional Class A-1 Senior Notes are being offered pursuant to a registration statement that has been declared effective under the Securities Act, it is not necessary in connection with the offer and sale of such Additional Class A-1 Senior Notes by the Co-Issuers to the initial purchaser thereof or by the initial purchaser to the initial investors in such Notes to register such Notes under the Securities Act;

(H) all conditions precedent to such issuance have been satisfied;

(viii) an amended or modified Variable Fund Note Purchase Agreement or, if applicable, any joinder thereto evidencing the Commitment and Commitment Amounts; and

(ix) such other documents, instruments, certifications, agreements or other items as the Class A-1 Administrative Agent or the Trustee may reasonably require.

(f) Upon satisfaction, or waiver by the Control Party (as directed by the Controlling Class Representative) (which waiver shall be in writing), of the conditions set forth in Section 2.2(e), the Trustee shall authenticate and deliver, as provided above, such Additional Class A-1 Senior Notes upon execution thereof by the Co-Issuers.

SECTION 3

EFFECTIVE DATE

The provisions of this Fourth Supplement shall be effective upon execution and delivery of this instrument by the parties hereto, with the consent of the Control Party and the delivery of the Opinion of Counsel and Officer’s Certificate described in Section 13.3 of the Base Indenture.

SECTION 4

GENERAL

Section 4.1 Binding Effect. This Fourth Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

Section 4.2 Counterparts. The parties to this Fourth Supplement may sign any number of copies of this Fourth Supplement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.3 Severability. In case any provision in this Fourth Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Fourth Supplement shall not in any way be affected or impaired thereby.

Section 4.4 Governing Law. THIS FOURTH SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 4.5 Amendments. This Fourth Supplement may not be modified or amended except in accordance with the terms of the Base Indenture.

Section 4.6 Matters relating to the Trustee. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Co-Issuers, or the validity or sufficiency of this Fourth Supplement and the Trustee shall not be accountable or responsible for or with respect to nor shall the Trustee have any responsibility for provisions thereof. In entering into this Fourth Supplement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

SECTION 5

REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to each other party hereto that this Fourth Supplement has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

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IN WITNESS WHEREOF, each of the Co-Issuers, the Trustee and the Securities Intermediary have caused this Fourth Supplement to the Amended and Restated Base Indenture to be duly executed by its respective duly authorized officer as of the day and year first written above.

DOMINO’S MASTER ISSUER LLC, as Co-Issuer

By:	/s/ Adam J. Gacek
Name: Adam J. Gacek
Title: Secretary

DOMINO’S PIZZA DISTRIBUTION LLC, as Co-Issuer

By:	/s/ Adam J. Gacek
Name: Adam J. Gacek
Title: Secretary

DOMINO’S SPV CANADIAN HOLDING COMPANY INC., as Co-Issuer

By:	/s/ Adam J. Gacek
Name: Adam J. Gacek
Title: Secretary

DOMINO’S IP HOLDER LLC, as Co-Issuer

By:	/s/ Adam J. Gacek
Name: Adam J. Gacek
Title: Secretary

CITIBANK, N.A., in its capacity as Trustee and as Securities Intermediary

By:	/s/ Jacqueline Suarez
Name: Jacqueline Suarez
Title: Vice President

CONSENT OF CONTROL PARTY AND

CONTROLLING CLASS REPRESENTATIVE:

In accordance with Section 2.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Control Party and in its capacity as Control Party to exercise the rights of the Controlling Class Representative (pursuant to Section 11.1(d) of the Amended and Restated Base Indenture), hereby consents to the execution and delivery by the Co-Issuers and the Trustee of this Fourth Supplement to the Amended and Restated Base Indenture.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David A. Eckels
Name: David A. Eckels
Title:Senior Vice President